Exhibit 10.5
FORD MOTOR COMPANY
DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated Effective as of January 1, 2022

Section 1. Introduction

On January 1, 2013, the Company established this Plan, which shall be known as the “Ford Motor Company Defined Contribution Supplemental Executive Retirement Plan” and is hereinafter referred to as the “Plan,” for the purpose of providing employees on U.S. payroll, who are Eligible Executives, hired or rehired on or after January 1, 2004 and who are actively employed by the Company on or after January 1, 2013, with Supplemental Benefits in the event of such Eligible Executive’s termination from employment with the Company under certain circumstances.

Section 2. Definitions

As used in the Plan, the following terms shall have the following meanings, respectively:

2.01“Affiliate” shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

2.02“Base Monthly Salary” shall mean for the purposes of the Plan, the monthly base salary rate of such Eligible Executive during each month, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (i) to which Code Section 125 or Code Section 402(e)(3), applies or (ii) which provides for the elective deferral of compensation. It shall not include supplemental compensation or any other kind of extra or additional compensation.

2.03“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.04“Committee” shall mean the Chief Human Resources Officer and the Vice President and Chief Financial Officer (or, in the event of changes in titles, such officers’ functional equivalents), and such person or persons to whom the Chief Human Resources Officer and the Vice President and Chief Financial Officer delegate authority to administer the Plan.

2.05“Company” shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.

2.06“Company Service” shall mean the years and any fractional years that an individual is employed at Ford Motor Company.

2.07“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Ford Motor Company.

2.08“Designated Third Party Administrator” shall mean the service provider employed by the Company to act as record keeper to maintain the Notional Accounts and process notional investment elections.

2.09“Eligible Executive(s)” shall mean a Company employee in Leadership Level Four or above, or its equivalent, who satisfies the requirements of Section 3.01. “Eligible Executive” shall not include any supplemental employee.

2.10“Eligibility Service” shall mean Company Service while an Eligible Executive.

2.11“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.12“Named Executive Officer(s)” shall mean any Chief Executive Officer that served during the last completed fiscal year, any Chief Financial Officer that served during the last completed fiscal year, the next three most highly compensation executive officers at the end of the last completed fiscal year, and up to two additional individuals who would have been among the most three highly compensated executive officers had they been executive officers at the end of the previous fiscal year end.

2.13“Notional Account(s)” shall mean the book entry account, which shall include Notional Credits, and any interest equivalents, dividend equivalents or other earnings credited to such book entry account, established by the Company for each Eligible Executive.

2.14“Notional Credit(s)” shall mean the amounts credited to the Eligible Executive’s Notional Account each pay period as described under Section 3.02.

2.15“Plan” shall mean the Ford Motor Company Defined Contribution Supplemental Executive Retirement Plan, as amended.

2.16“Plan Administrator” shall mean such person or persons to whom the Committee shall delegate authority to administer the Plan, who does not already act as a Committee member.

2.17“Separation From Service” shall be determined to have occurred on the date on which an Eligible Executive incurs a “separation from service” within the meaning of Code Section 409A.

2.18“Special Supplemental Benefit(s)” shall mean benefits payable under this Plan as determined in accordance with Section 3.06.

2.19“Specified Employee” shall mean an employee of the Company who is a “Key Employee” as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5). A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing April 1st of the immediately succeeding calendar year. An employee who is determined to be a Specified Employee shall remain a Specified Employee throughout such 12-month period regardless of whether the employee meets the definition of “Specified Employee” on the date the employee incurs a Separation From Service. This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005. For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).

2.20“SSIP” shall mean the Savings and Stock Investment Plan for Salaried Employees, as amended.

2.21 “Subsidiary” shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity, a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified, or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

2.22“Supplemental Benefit(s)” shall mean benefits payable under this Plan as determined in accordance with Section 3.

2.23“Valuation Date” shall mean March 15th of each calendar year, or the next preceding business day for which valuation information is available, and shall be the date on which a Notional Account shall be valued for purposes of determining the amount to be distributed in a particular distribution year.

Section 3. Supplemental Benefits

3.01Eligibility. Each Eligible Executive who:

(i)was hired or rehired on or after January 1, 2004;

(ii)was actively employed on or after January 1, 2013;

(iii)who upon Separation From Service is at least age 55 with at least ten years of Company Service or is at least age 65 with at least five years of Company Service;

(iv)has at least five years of Eligibility Service; and

(v)incurs a Separation From Service upon the approval of the Company,

shall receive a Supplemental Benefit as provided herein.

Except in the case of an Eligible Executive who has not incurred a Separation From Service with the Company, the Company Service and Eligibility Service conditions set forth in Subsections (iii) and (iv) of this Section 3.01 may be waived (i) in the case of a Leadership Level One employee, by the Compensation Committee, and (ii) in the case of any other employee, by the President and Chief Executive Officer.

3.02Notional Credits. A Notional Account shall be established for each Eligible Executive. Each pay period, the Eligible Executive’s Notional Account shall be credited with Notional Credits representing an amount equal to the product of such Eligible Executive’s Base Monthly Salary received multiplied by the applicable percentage below which is based on the Eligible Executive’s whole age at the end of the present calendar year and Leadership Level or Reward Band during that month:

Applicable Percentage (prior to January 1, 2022)
	Age < 40	Age 40-49	Age 50+
Leadership Level One –Executive Chairman, Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer	16.50%	15.50%	14.50%
–Executive Vice President	10.50%	9.50%	8.50%
–Group Vice President & Vice President	7.50%	6.50%	5.50%
Leadership Level Two	4.50%	3.50%	2.50%
Leadership Level Three & Four	3.00%	2.00%	1.00%

Applicable Percentage (on or after January 1, 2022)
	Age < 40	Age 40-49	Age 50+
Leadership Level One –Reward Band 0	16.50%	15.50%	14.50%
–Reward Band 1	10.50%	9.50%	8.50%
–Reward Band 2	7.50%	6.50%	5.50%
–Reward Band 3	7.50%	6.50%	5.50%
–Reward Band 4	7.50%	6.50%	5.50%
Leadership Level Two	4.50%	3.50%	2.50%
Leadership Level Three & Four	3.00%	2.00%	1.00%

An Eligible Executive shall not receive a Notional Credit in any month prior to the date the Eligible Executive became covered under the Plan or after a Separation From Service has occurred.

3.03Supplemental Benefit. The Eligible Executive’s Supplemental Benefit shall be equal to the value of such Eligible Executive’s Notional Account at the time of distribution.

An Eligible Executive's Supplemental Benefit will be based on the value of the Eligible Executive's Notional Account as if the amounts in the Notional Account had been invested in actual investment options selected by the Eligible Executive. The investment options available for selection shall be identical to the investment options available under the SSIP with the exception of the Ford Stock Fund. In the absence of an investment selection by an Eligible Executive, the Eligible Executive's Notional Credits will be allocated to an appropriate target-date fund offered under the SSIP based on the Eligible Executive’s age. The Designated Third Party Administrator will maintain a record of each Notional Account, process investment selections, and otherwise be the record keeper of the Notional Accounts. Investment options selected under this Section shall be used solely for purposes of valuing the Eligible Executive's Notional Account which is used to determine the Supplemental Benefit. Eligible Executives shall not have voting rights or any other ownership rights with respect to any investment options selected as the measuring mechanism for the Notional Accounts established under this Section.

Eligible Executives may not withdraw or borrow against amounts credited to any book entry account under this Plan. The Plan will not accept rollovers from other plans. Distributions may not be rolled over to other plans.

3.04Payments.

(a)Except as otherwise provided below, distribution of the Supplemental Benefit shall be made in five annual installment payments, with such annual installments beginning on, or as soon as reasonably practicable after, the first Valuation Date following the one year anniversary of the Eligible Executive’s Separation From Service. Thereafter, each installment shall be paid annually on, or as soon as reasonably practicable after, each successive Valuation Date.
(b)Prior to the March 15th immediately following an Eligible Executive’s Separation From Service, an Eligible Executive may elect to defer payment of the Supplemental Benefit in accordance with this Subsection. Distribution of a deferred Supplemental Benefit shall be made in five annual installment payments, with such annual installments beginning on, or as soon as reasonably practicable after, the first Valuation Date following the fifth anniversary of the Valuation Date on which payment would have commenced had the Eligible Executive not elected to defer commencement of the Supplemental Benefit.
(c)Notwithstanding any other provision of the Plan to the contrary, but subject to the earning out provisions of Section 4, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Supplemental Benefit to such Specified Employee shall commence on, or as soon as reasonably practicable after, the first day of the seventh month following the Separation From Service. A Specified Employee who is subject to a six-month distribution delay pursuant to this Section 3.04 will be permitted to continue to manage the investment elections applicable to such Specified Employee’s Notional Account during the six-month distribution delay. Any payment delayed under this Section shall not bear interest over and above the notional investment earnings credited to such Specified Employee’s book entry account during the period of delay.
(d)Except as provided in Section 3.05, payments with respect to an Eligible Executive hereunder shall cease at the Eligible Executive’s death.
(e)If an Eligible Executive does not meet all of the requirements as defined in Section 3.01 upon Separation From Service, such Eligible Executive’s Notional Account shall be forfeited after Separation From Service.

3.05Death Benefits.

(a)Upon death, but before Separation From Service, if the Eligible Executive has satisfied the eligibility requirements under Section 3.01(i), (ii) and (iii), the Eligible Executive's Notional Account shall be distributed in its entirety to the Eligible Executive’s beneficiary or deemed beneficiary under the SSIP. All such distributions shall occur on, or as soon as reasonably practicable after, such Eligible Executive’s date of death.
(b)If the Eligible Executive’s death occurs after Separation From Service and before all five annual payments are made, the Eligible Executive’s Notional Account balance shall be distributed in its entirety to the Eligible Executive’s beneficiary or deemed beneficiary under the SSIP. All such distributions shall occur on, or as soon as reasonably practicable after, such Eligible Executive’s date of death.

3.06Special Supplemental Benefits. In addition to, or in place of, any other Supplemental Benefits otherwise provided under this Plan, the Company may, in its sole discretion, provide Special Supplemental Benefits to certain Eligible Executives, including providing that certain Eligible Executives shall not be eligible for a Supplemental Benefits or shall be excluded from participation in the Plan. Special Supplemental Benefits provided to Eligible Executives whose compensation is subject to the executive compensation disclosure rules under the Securities Exchange Act of 1934 shall be set forth in Appendix A. Special Supplemental Benefits provided to Eligible Executives who are not subject to such disclosure rules shall be set forth in a separate confidential schedule to the Plan that is administered by the HR Director-Compensation and Executive Personnel Office. Any Special Supplemental Benefit provided pursuant to this Section shall be subject to, and paid in accordance with, the terms and conditions of this Plan, including without limitation Section 3.04.

3.07Effect of Separation from Service Prior to Eligibility. In the event an Eligible Executive incurs a Separation From Service prior to meeting the eligibility requirements of Section 3.01, no Supplemental Benefit or Special Supplemental Benefit shall be payable under the Plan and such Eligible Executive’s Notional Account shall be closed.

Section 4. Earning Out Conditions

Notwithstanding anything in the Plan to the contrary, the right of an Eligible Executive to receive a distribution of Supplemental Benefits hereunder for any year, and the payment of such distributions (subject to Section 3.04), shall cease on and as of the date on which it has been determined that such Eligible Executive at any time (whether before or subsequent to termination of such Eligible Executive’s employment) either acted in a manner inimical to the best interests of the Company or engaged in an activity that was directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof, unless, (i) with respect to any such Eligible Executive who, at any time, shall have been a member of the Board of Directors, a Leadership Level One employee or a Named Executive Officer, the Compensation Committee determines, in its sole discretion, that there shall not have been, and will not be, any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition, or (ii) with respect to any other Eligible Executive, the Committee determines, in its sole discretion, that there shall not have been, and will not be, any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition.

Section 5. General Provisions

5.01Plan Administration and Interpretation.

(a)Notwithstanding any other provisions of the Plan to the contrary, the terms of the Plan shall determine the benefits payable to any person under the Plan and no person shall be eligible for any benefit under the Plan that would be inconsistent with such terms.

(b)Except as otherwise provided, full authority to administer and interpret this Plan shall be vested in the Committee. The Committee is authorized, in its sole discretion, from time to time, to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such actions in connection with, the Plan as it deems necessary or advisable. Each determination, interpretation, or other action hereunder by the Committee shall be final, binding and conclusive upon all persons for all purposes under the Plan. The Committee may act, in its sole discretion, to delegate administrative and interpretative authority under this Section to the Plan Administrator.

(c)In the event that an Article, Section or paragraph of the Code or Treasury Regulations is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references in this Plan.

5.02Local Payment Authorities. The Vice President and Treasurer and the Assistant Treasurer (or, in the event of a change in title, such officer’s functional equivalent) may act individually to delegate authority to administrative personnel for purposes of paying benefits under the Plan to any person.

5.03Deductions. The Company may deduct from any payment of Supplemental Benefits to an Eligible Executive, or from any payment of Supplemental Benefits to a beneficiary, any and all amounts owed to it by such Eligible Executive or beneficiary for any reason, and all taxes required by law or government regulation to be deducted or withheld.

5.04Tax Liabilities. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of Supplemental Benefits provided under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.

5.05No Contract of Employment. The Plan is an expression of the Company's present policy with respect to Eligible Executives; it is not a part of any contract of employment. No Eligible Executive, beneficiary or any other person shall have any legal or other right to any benefit under this Plan.

5.06Supplemental Benefits Not Funded. The Company's obligations under this Plan shall not be funded and Supplemental Benefits under this Plan shall be payable only out of the general funds of the Company.

5.07Governing Law. Except as otherwise provided under Federal law, the Plan and all rights thereunder shall be governed, construed and administered in accordance with the laws of the State of Michigan.

5.08Amendment or Termination. The Company shall have the right to amend, modify, discontinue or terminate this Plan, in whole or in part, at any time, without notice; provided, however, that no distribution of Supplemental Benefits shall occur upon termination of this Plan, unless applicable requirements of Code Section 409A have been met. Notwithstanding anything to the contrary herein, benefits payable under this Plan remain subject to the claims of the Company’s general creditors at all times.

5.09Terms Not Otherwise Defined. Capitalized terms not otherwise defined in this Plan shall have the same meanings ascribed to such terms under the applicable plan.

5.10No Alienation of Benefits. An Eligible Executive may not assign or alienate any Supplemental Benefits, and the Plan will not recognize a domestic relations order that purports to assign the Supplemental Benefit to another person.

5.11Recovery of Overpayment. Any individual shall repay promptly any and all Supplemental Benefits received by the individual to which the individual is not entitled. Written notice of any overpayment, the amount owed and actions that may be taken in connection with the overpayment will be sent to the individual. If an individual fails to make timely repayment, this Plan shall proceed to recover the overpaid amount. This Plan reserves the right to initiate formal recovery action through the use of a collection agency or through any applicable legal proceedings

Section 6. Code Section 409A

(a)The provisions of Code Section 409A are incorporated into the Plan by reference to the extent necessary for any benefit provided under the Plan that is subject to Code Section 409A to comply with such requirements and, except as otherwise expressly determined by the Company, the Plan shall be administered in accordance with Code Section 409A as if the requirements of Code Section 409A were set forth herein. The Company reserves the right to take such action, on a uniform and consistent basis, as the Company deems necessary or desirable to ensure compliance with Code Section 409A, and applicable additional regulatory guidance thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any employee or beneficiary. Unless determined otherwise by the Company, any such action shall be taken in a manner that will enable any benefit provided under the Plan that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable any benefit provided under the Plan that is intended to comply with Code Section 409A to continue to so comply.

(b)In no event shall any transfer of liabilities to or from this Plan result in an impermissible acceleration or deferral of Supplemental Benefits under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

(c)In no event will application of any eligibility requirements under this Plan cause an impermissible acceleration or deferral of any Plan benefits under Code Section 409A.

(d)In the event an Eligible Executive receiving, or entitled to receive, a Supplemental Benefit and/or a Special Supplemental Benefit is reemployed following a Separation From Service, distribution of any Supplemental Benefit or Special Supplemental Benefit shall not cease or be deferred upon such Eligible Executive's reemployment. Any additional Supplemental Benefits to which such Eligible Executive may become entitled following reemployment shall be determined and paid, independent of any other Supplemental Benefit or Special Supplemental Benefit, in accordance with the terms and conditions of this Plan, including Section 3 and Subsection 4.03.

(e)After receipt of any benefits under the Plan, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Executive, beneficiary, or other person shall have any further claims against the Plan or the Company with respect to Plan benefits.

(f)Notwithstanding any other provisions of the Plan to the contrary, any payment deferral election made pursuant to Section 3.04(ii) shall be made not less than 12 months prior to the Valuation Date on which payment of such Supplemental Benefit or Special Supplemental Benefit otherwise would have commenced without such deferral election and such election shall not take effect until at least 12 months after the date on which such election is made. Further, commencement of payments with respect to which such a deferral election is made shall be deferred for a period of not less than five years from the date such payments otherwise would have commenced.

Section 7. Claim for Benefits

7.01Denial of a Claim. A claim for benefits under the Plan shall be submitted in writing to the Plan Administrator. If a claim for benefits or participation is denied in whole or in part by the Plan Administrator, the claimant will receive written notification within 90 days from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the claimant. If the Plan Administrator determines that an extension of time to consider a claim and render a decision is needed, written notice of the extension shall be furnished to the claimant as soon as practical.

7.02Review of Denial of Claim. In the event that the Plan Administrator denies a claim for benefits or participation, the claimant may request a review by filing a written appeal. If the appeal is from an active Leadership Level One employee, a Named Executive Officer or any individual who, at any time, shall have been a member of the Board of Directors, the appeal will be heard by the Compensation Committee. If the appeal is from any other appellant, the appeal will be heard by the Committee. All appeals must be filed within sixty (60) days of the date of the written notification of denial. The appeal will be considered and a decision shall be rendered within 90 days from the date the appeal is received. Under special circumstances, an extension of time to consider the appeal and render a decision may be needed, in which case a decision shall be rendered as soon as practical. In the event such an extension of time is needed to consider the appeal and render a decision, written notice of such time extension shall be provided to the appellant.

7.03Decision on Appeal. The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the appellant. Decisions rendered on the appeal are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.

7.04Limitations Period. No legal action for benefits under the Plan may be brought against the Plan until after the claim and appeal procedures have been exhausted. Legal actions under the Plan for benefits must be brought no later than two (2) years after the date of the denial of the appeal. No other action may be brought against the Plan more than six (6) months after the date of the last action that gave rise to the claim.

7.05Venue. An individual shall only bring an action in connection with the Plan in the United States District Court for the Eastern District of Michigan.

APPENDIX A

Named Executive Officers

Pursuant to Plan Section 3.06, Special Supplemental Benefits shall be excluded, limited or provided to Eligible Executives listed below as follows:

Eligible Executive                Special Supplemental Benefit

Alan Mulally    Shall be excluded from Plan participation entirely

Jim Farley    Shall be excluded from Plan participation until June 30, 2017; provided however, service earned prior to that date shall be used for purposes of determining Eligibility Service